March 28th, 2025 Dear Tanya, On behalf of T. Marzetti, its subsidiaries and affiliates (collectively, the “Company”), we are pleased to extend this offer of employment to serve in the position of President Retail. In this position, you will report directly to Dave Ciesinski, President, CEO & Director. Your start date will be mutually agreed by us. Tanya, I am excited about the opportunity of you joining our team! We have enjoyed getting acquainted with you and are enthusiastic about the skills, ideas, and potential that you bring to our organization. Likewise, we are confident that you will find T. Marzetti an environment in which excellence is recognized and rewarded. Listed below is a summary of the key terms of your annual compensation package. Additional details regarding your employment and conditions of employment follow this summary: • Annualized Base Salary: $535,000 (payable bi-weekly). This is inclusive of all perks and allowances. • Annual Review: The Company customarily reviews performance and salary at the beginning of each fiscal year. The Company’s fiscal year is July 1 to June 30. Your first salary review will be done in accordance with the regular Performance Management Process and, if eligible, any merit increase will be effective in September 2026. • Annual Incentive Plan: You are eligible to participate in the Company’s Annual Incentive Plan (AIP). In Fiscal Year 2025, you will be eligible to earn a pro-rated bonus target of 70% of your base salary based on the performance of specific financial and personal goals. While there is a bonus goal for each fiscal year, the actual payout could be more or less, depending upon actual Company performance. Plan design is subject to review and approval each year by the Compensation Committee of the Board of Directors. Please refer to the enclosed/attached brochure for an overview of the Plan. • Welcome Sign-On Bonus: To compliment your base pay as you join T. Marzetti, you will receive a $150,000 (taxable) sign-on bonus that will be paid to you within 30 days of your hire date. If your employment with the Company terminates prior to twelve (12) months from your date of hire due to either voluntary termination or a discharge for cause, you will be required to reimburse the Company the full amount of the bonus. • Welcome Grant: The Compensation Committee of the Board of Directors, at its next regularly scheduled board meeting in May, is expected to grant you Restricted Stock worth approximately $500,000. The estimated value of the Restricted Stock will be determined based upon the closing value on the grant date. The actual value of the grant will depend on the Company’s stock performance as well as your own decision regarding the timing of any sale or exercise after vesting. Exhibit 10.1

The Restricted Stock vests two years from the date of the grant. The grant is generally effective on the date of approval by the Compensation Committee. • Annual Long Term Incentive Awards: Annual equity awards are generally issued in August of each year to members of senior management and are historically structured in the same manner and subject to the same vesting requirements and other conditions as are applicable to awards granted contemporaneously to other officers or team members of similar standing. The size and type of long- term incentive awards granted in any given year may adjust up or down based upon the approval of the Compensation Committee of the Board of Directors. Neither the value nor the type of the award comprising the annual grant is guaranteed by the Company. The estimated value of your LTIP award is approximately $500,000 which you are eligible for in August 2025. While subject to review each year by the Company’s Compensation Committee and Board of Directors, the annual LTIP program for individuals at your position level within the Company typically includes a combination of Performance Units and Restricted Stock. Each year, plan and award details are outlined in a communication packet prepared specifically for you. We currently administer awards electronically through E*TRADE. Upon receiving an award, an E*TRADE account will be established in your name, and you will be able to access information about your awards through this system. As you are aware, stock prices may move up or down depending on market activity and the Company’s performance. Projected grant “value” of awards is taken into consideration at the time of approval by the Company’s Compensation Committee. Actual value at the time the restrictions lapse or at vesting is not guaranteed by the Company. Please note that all Company employees are subject to the Company’s Insider Trading Policy. A copy of this policy will be provided to you and is available in the governance documents at www.lancastercolony.com. For additional details on our LTIP, please refer to the attached/enclosed brochure. • Change in Control Agreement: As part of your employment, LCC is offering you a Change in Control Agreement. This agreement provides benefits to you in the event your employment is terminated following a change in control. The Change in Control Agreement provides that, under the circumstances described therein, you will be paid a multiple of your "Annual Pay" (as defined therein). For your level of position, the multiple is 2 for your Change in Control Agreement. The Change in Control Agreement will be provided to you by the Legal Department shortly after hire. • Severance: As a matter of custom, the Company typically provides discretionary severance benefits to certain key employees that are terminated by the Company without cause or by the employee for good reason and that sign a mutually agreeable general release of all claims against the Company, though the Company is under no legal obligation to provide any severance benefits to you. The amount of such discretionary severance benefit for an employee in your position would typically be twelve months of base salary paid in equal periodic installments on the Company’s regular payroll dates. While the foregoing describes the Company’s general practice, please bear in mind that this Offer Letter does not constitute a legally binding commitment on behalf of the Company to pay any severance benefits. The Company will also contribute towards a selection of benefits that are part of your Total Rewards package, and which are outlined in the attached Benefits brochure. Please understand that eligibility for benefits may be triggered by your starting date of employment (“Start Date”) and any adjustments to the effective dates of coverage will be made and confirmed with you once we have established your Start Date. Listed below are additional details of your offer, benefits, and paid time off as such programs are currently implemented. Please note this is not a comprehensive list of your Total Rewards package. The Company reserves the right to change or suspend such benefits as may be determined by the Company from time to time. • Medical Benefits: You will be eligible to participate in the Company's medical, prescription, dental and vision programs as of the first of the month following one full month of employment. • Paid Time Off (PTO): For the remainder of the 2025 calendar year, your PTO amount will be 20 days (160 hours). In calendar year 2025, you will receive 27 days (216 hours) of PTO. • 401(k): You are eligible to participate the first of the month following one full month of employment. You will be automatically enrolled into the 401k Plan at a pre-tax contribution rate of 2% unless you opt out of enrollment. The Company provides a dollar for dollar match up to the first 4% you contribute into the plan, and an additional .25% on the next 1% contributed into the plan. Instructions on how to manage your account, including how to opt out or increase your contribution, will be provided during orientation. • Non-Qualified Deferred Compensation Plan (NQDC Plan): Prior to December 31st of each year, you may be eligible to participate in the Company’s NQDC Plan for Executives for the upcoming calendar year. The effective date of deductions is usually the first pay period of each calendar year. The details of the NQDC Plan will be explained to you in a separate communication. The NQDC Plan for executives is a deferred compensation plan enabling you to defer compensation for tax purposes. Under the Plan you can defer an amount of your base salary. The NQDC Plan is subject to certain restrictions as further described in the materials. • Relocation: The Company recognizes that relocation to a new community often takes time and careful consideration of the options regarding where to settle in the Columbus area. Prior to initiating your relocation in the Columbus area, all living and commutation expenses will be your responsibility. Option A: Lump Sum Amount. We would provide a lump sum, grossed up relocation amount of sixty thousand dollars ($60,000) in total to cover all your relocation expenses to Columbus. This lump sum will be processed on your first pay after notifying us in writing of your intent to relocate to the Columbus area. There are no expense reports to complete or summary submissions required of how these dollars are spent. Option B: Traditional Relocation. The following elements are part of your relocation benefits. Sale and Purchase of Home: All usual and customary closing costs including real estate commission on the sale of home at your current address (reimbursement of which is not to exceed 6% of the value of your home) along with costs associated with purchase of home in the Columbus, OH or surrounding area will be reimbursed. Moving Expenses: Transportation of regular household goods, packaging/unpacking and up to 30 days of storage, if required, are included. Transition to Columbus: We are pleased to offer $43,750 (or one month of salary) grossed up to cover taxes and payable to you on your first pay after notifying us in writing of your intent to relocate to the Columbus area. This amount is to assist with any temporary housing, meals, family house hunting, and miscellaneous out of pocket incidentals associated with your transition.

Relocation benefits do not include any home buyout of the loss on the sale of a home. You will have eighteen (18) months from date of hire to complete the relocation process. Relocation benefits are at risk if not executed and utilized within 18 months. It is our goal to make your relocation process efficient and to reduce the cost impact that may be incurred during the relocation process. Taxable relocation payments will appear on your individual W-2, and the Company will provide tax assistance (i.e., a “gross-up”) on the taxable payments above to largely offset your individual tax burden. We encourage you to seek advice from a tax expert to determine your individual tax impact regarding relocation expenses. As a condition to reimbursement, you will be responsible for keeping accurate expense records and completing relocation expense reports. If your employment with the Company terminates prior to twelve (12) months from the date you settle on a home in Columbus, OH to your voluntary termination, the Company will not provide any further reimbursement and you will be required to reimburse the Company the full amount of all welcome, equity, sign-on bonus and relocation related costs previously issued and reimbursed you. If your employment with the Company terminates after twelve (12) months from the date you settle on a home in Columbus, OH but prior to expiration of twenty-four (24) months from your date of hire for such reasons, you will be required to reimburse the Company fifty percent (50%) of all relocation related costs. Except where prohibited by law, by execution of this letter, you authorize the Company to deduct such reimbursements from the compensation otherwise payable to you in connection with or at the time of the termination of your employment. In the event such deduction is insufficient to repay the full amount, you will be responsible for any shortfall. Please initial here to acknowledge your understanding regarding the payback of the relocation costs should this situation occur. _______ • Lump Sum Payment: The Company will provide a lump sum, grossed up payment in the amount of forty thousand and seven hundred dollars ($40,700) in total to cover the remaining cost of your apartment lease. This lump sum will be paid to you within 30 days of your hire date. If your employment with the Company terminates prior to twelve (12) months from your date of hire due to either voluntary termination or a discharge for cause, you will be required to reimburse the Company the full amount of the lump sum payment. • Company Equipment: The Company may provide you with a company phone and other electronic equipment/devices for your use in performing your job functions. All initial and on-going fees for all these items will be paid by the Company within the restrictions set forth in the Company’s policies. All such equipment must be returned upon your departure from the Company. In addition, you may be provided with a Company corporate credit card to be used solely for Company expenses in accordance with our policies. Disclaimer on At-Will Employment. Your employment with the Company is at-will, which means it can be terminated by either you or the Company at any time, with or without notice, for any reason or for no reason, so long as not otherwise prohibited by law. Nothing in this offer letter changes anything relating to the at-will employment relationship between you and the Company or creates any new or different rights for you to continued employment, wages, or benefits. By signing below, you acknowledge that the wages and benefits outlined herein are subject to your continued employment, and that terminating your employment will not alleviate you of any of the obligations contained herein.

Conditions to Offer. This offer is contingent upon the following: • Presentation of acceptable documentation establishing your identity and employability as required by law. • Background check (if not already completed by search firm). • Execution of a Confidentiality, Non-Solicitation, and Confidentiality Agreement no later than hire date; and • Execution of an acknowledgement regarding the Lancaster Colony Standards of Conduct and Code of Business Ethics and IT Guidelines no later than hire date. Failure to meet these contingencies will be cause for the Company to rescind the employment offer or terminate employment. Offer of Employment: This letter is an offer of employment. This offer of employment is governed by Ohio law. If you are in full agreement with this offer and the terms contained herein, please sign below indicating agreement and return one copy scanned via email or via mail. By acceptance of this offer, you represent that you are under no legal impediment to accepting our offer and performing the job functions as described to you. Please return signed copy of this offer letter to Helena Josue, CHRO, T. Marzetti Company, 380 Polaris Parkway, Westerville, Ohio 43082 or via scan and email to Helena.Josue@Marzetti.com. Tanya, we are pleased to extend this offer of employment to you, and we look forward to welcoming you to the Company. Once we have received your signed acceptance, we will forward to you additional information regarding what you are required to bring on the first day of employment and preparation for the first 30 – 60 days. Your first day with us will include our orientation program which is part of our “on-boarding” process, and we will confirm your benefits eligibility dates. Please contact me if there is anything we can do to assist you in a smooth transition to the Company. Sincerely, Dave Ciesinski President, CEO & Director cc: Matt Shurte, General Counsel Helena Josue, CHRO I have read and agree to accept the terms offered to me: _____________________________ ___________ Tanya Berman Date